                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant

    Check the appropriate box:

    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            AIRNET SYSTEMS, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

     (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5) Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

        ------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3) Filing Party:

        ------------------------------------------------------------------------

     (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

AIRNET SYSTEMS, INC.
3939 International Gateway
Columbus, Ohio 43219

February 4, 1997

Dear Fellow Shareholders:

    The Annual Meeting of the Shareholders (the "Annual Meeting") of AirNet Systems, Inc., an Ohio corporation (the "Company"), will be held at 10:00 a.m., local time, on Thursday, March 6, 1997, at the Concourse Hotel, 4300 International Gateway, Columbus, Ohio. The enclosed Notice of Annual Meeting of Shareholders and Proxy Statement contain detailed information about the business to be transacted at the Annual Meeting.

    The Board of Directors has nominated six directors, each for a term to expire at the 1998 Annual Meeting. The Board of Directors recommends that you vote FOR the nominees.

    On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, the prompt return of your proxy in the enclosed return envelope will save the Company additional expenses of solicitation and will help ensure that as many shares as possible are represented.

                                          Sincerely,

                                          Gerald G. Mercer
                                          CHAIRMAN, PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

                                     [LOGO]

                                     [LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, MARCH 6, 1997

                            ------------------------

    NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders (the "Annual Meeting") of AirNet Systems, Inc., an Ohio corporation (the "Company"), will be held at the Concourse Hotel, 4300 International Gateway, Columbus, Ohio, on Thursday, March 6, 1997 at 10:00 a.m., local time, for the following purposes:

    1. To elect six directors, each for a term to expire at the 1998 Annual Meeting of Shareholders; and

    2. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

    The Board of Directors has fixed the close of business on January 17, 1997, as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof.

    You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may insure your representation by completing, signing, dating and promptly returning the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

    If your shares are held of record by a broker, bank or other nominee and you wish to attend the Annual Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

                                          By Order of the Board of Directors,

                                          William R. Sumser,
                                          SECRETARY

AirNet Systems, Inc.
3939 International Gateway
Columbus, Ohio 43219
February 4, 1997

                                     [LOGO]

                           3939 INTERNATIONAL GATEWAY
                              COLUMBUS, OHIO 43219

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

    This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors and management of AirNet Systems, Inc., an Ohio corporation (the "Company"), of proxies for use at the 1996 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the Concourse Hotel, 4300 International Gateway, Columbus, Ohio, on Thursday, March 6, 1997, at 10:00 a.m., local time, and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

    This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about February 3, 1997.

                                    GENERAL

    Only holders of record of the Company's common shares, $.01 par value (the "Common Shares"), on the record date are entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof. As of January 17, 1997, there were 12,475,128 Common Shares outstanding. Each Common Share entitles the holder thereof to one vote. A quorum for the Annual Meeting is a majority of the voting shares outstanding. There is no cumulative voting. Other than the Common Shares, there are no other voting securities of the Company outstanding.

    Common Shares represented by signed proxies that are returned to the Company will be counted toward the quorum in all matters even though they are marked as "Abstain," "Against" or "Withhold Authority" on one or more or all matters or they are not marked at all. Broker/dealers who hold their customers' shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which, under such rules, typically include the election of directors, but broker/dealers may not vote such shares on other matters, which typically include amendments to the articles of incorporation of the Company and the approval of stock compensation plans, without specific instructions from the customer who owns such shares. Proxies signed and submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence are referred to as broker non-votes. Such proxies count toward the establishment of a quorum. THE EFFECT OF AN ABSTENTION OR BROKER NON-VOTE ON EACH OF THE MATTERS TO BE VOTED UPON AT THE MEETING IS THE SAME AS A "NO" VOTE.

    If the accompanying proxy card is properly signed and returned to the Company prior to the Annual Meeting and not revoked, it will be voted in accordance with the instructions contained therein. If no instructions are given, the persons designated as proxies in the accompanying proxy card will vote FOR the election as directors of those persons named below.

    The Board of Directors is not currently aware of any matters other than those referred to herein which will come before the Annual Meeting. If any other matter should be presented at the Annual Meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.

    You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in itself, constitute revocation of the proxy.

    The expense of preparing, printing and mailing proxy materials to the Company's shareholders will be borne by the Company. In addition, proxies may be solicited personally or by telephone, mail or telegram. Officers or employees of the Company may assist with personal or telephone solicitation and will receive no additional compensation therefor. The Company will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of the Common Shares.

                   BENEFICIAL OWNERSHIP OF COMPANY SECURITIES

    The following table sets forth the number and percentage of outstanding Common Shares beneficially owned by (i) each director of the Company; (ii) each executive officer of the Company included in the Summary Compensation Table;
(iii) all directors and executive officers of the Company as a group; and (iv) each person known by the Company to own beneficially more than five percent of any class of the Company's voting securities, in each case, as of January 17, 1997. The Company believes that each individual or entity named has sole investment and voting power with respect to Common Shares indicated as beneficially owned by such individual or entity, except as otherwise noted. The address of each of the executive officers and directors is c/o AirNet Systems, Inc., 3939 International Gateway, Columbus, Ohio 43219.

                 AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)

                                                                    COMMON SHARES WHICH
                                                                   CAN BE ACQUIRED UPON
                                                                    EXERCISE OF OPTIONS
                                                                            OR
NAME OF                                            COMMON SHARES   WARRANTS EXERCISABLE                PERCENT OF
BENEFICIAL OWNER                                  PRESENTLY HELD      WITHIN 60 DAYS        TOTAL       CLASS (2)
------------------------------------------------  ---------------  ---------------------  ----------  -------------
Gerald G. Mercer (3)(4).........................      4,333,241             40,000         4,373,241         34.9%
Glenn M. Miller (3).............................        557,703             15,000           572,703          4.6
Charles A. Renusch (3)..........................        380,250             15,000           395,250          3.2
Eric P. Roy (3)(5)..............................        229,607             20,000           249,607          2.0
Guy S. King (3).................................        131,087             15,000           146,087          1.2
Roger D. Blackwell..............................            200             --                   200          (6)
Tony C. Canonie, Jr.............................          5,000             --                 5,000          (6)
Russell M. Gertmenian (7).......................          3,000             --                 3,000          (6)
J.F. Keeler, Jr. (8)............................          9,000             --                 9,000          (6)
All directors and executive officers as a group
  (13 persons)..................................      5,950,378            160,000         6,110,378         48.4
Aim Capital Management (9)
  11 Greenway Plaza, Suite 1919
  Houston, Texas 77046..........................        670,600             --               670,600          5.4

------------------------

(1) Unless otherwise indicated, the beneficial owner has sole voting and dispositive power as to all Common Shares reflected in the table.

(2) The percent of class is based upon the sum of (i) 12,475,128 Common Shares outstanding on January 17, 1997, and (ii) the number of Common Shares as to which the named person has the right to acquire beneficial ownership upon conversion of Convertible Preferred Stock or upon the exercise of options or warrants exercisable within 60 days of January 17, 1997.

(3) Individual named in the Summary Compensation Table.

(4) Of such 4,333,241 Common Shares, 1,000,000 Common Shares are held of record by Mr. Mercer's wife, and 1,000,000 Common Shares are held in the Gerald G. Mercer 5/30/96 Grantor Annuity Trust, of which Mr. Mercer is the sole trustee. Mr. Mercer possesses sole voting and dispositive power with respect to the Common Shares held in the trust.

(5) Of such 229,607 Common Shares, 1,000 Common Shares are held of record by each of Mr. Roy's two minor children, 100,000 Common Shares are held in the Revocable Trust Created by Eric P. Roy and 100,000 Common Shares are held in the Revocable Trust Created by Carol P. Roy, Mr. Roy's wife. Mr. Roy and his wife are co-trustees of each of the trusts and share voting and dispositive power with respect to the Common Shares held in such trusts.

(6) Represents ownership of less than 1% of the outstanding Common Shares of the Company.

(7) Of such 3,000 Common Shares, 500 Common Shares are held of record by Mr. Gertmenian's wife.

(8) Of such 9,000 Common Shares, 7,500 Common Shares are held by the Keeler Family Limited Partnership, of which Mr. Keeler and his wife are the general partners. Mr. Keeler and his wife possess sole voting and investment power with respect to the Common Shares held by the limited partnership.

(9) Based on information provided to the Company by Aim Capital Management.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    Pursuant to the Code of Regulations of the Company, the Board of Directors has set the authorized number of directors at six. Each director holds office for a term expiring at the next Annual Meeting. The Board of Directors proposes that the six nominees described below be elected as directors, each for a new term to expire at the 1998 Annual Meeting and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named in the accompanying proxy card will vote for the substitute nominee designated by the Board of Directors.

    The following information, as of December 31, 1996, with respect to the principal occupation or employment, other affiliations and business experience of each director during the last five years has been furnished to the Company by each director. Except where indicated, each director has had the same principal occupation for the last five years.

            NOMINEES STANDING FOR ELECTION TO THE BOARD OF DIRECTORS

GERALD G. MERCER

    Mr. Mercer, 49, has served as Chairman of the Board, President and Chief Executive Officer of the Company since founding the Company in 1974. Mr. Mercer led the negotiations for the successful acquisitions of Wright International Express, Inc. ("WIE") and Air Continental, Inc. in 1988 and 1989, respectively. He served as President of the Michigan Association of Aviation Businesses in 1986, and has been a member of the Young Presidents' Organization since 1986. Mr. Mercer has been a guest speaker at several major universities throughout the country.

ERIC P. ROY

    Mr. Roy, 41, has been a Director of the Company since 1994 and has served as Chief Financial Officer of the Company since 1986. Mr. Roy was named Executive Vice President and Chief Operating Officer in 1991. Prior to 1986, Mr. Roy served as Controller, Treasurer and President of Air Freight Services, Inc., a controlled group of 12 aviation-related companies. Mr. Roy assisted in negotiating and arranged financing for the acquisitions of WIE and Air Continental, Inc. Mr. Roy is a member of the Audit Committee.

ROGER D. BLACKWELL

    Dr. Blackwell, 56, has been a Director of the Company since December 1996. Dr. Blackwell has been a Professor of Marketing at The Ohio State University for more than five years and is also President and Chief Executive Officer of Roger
D. Blackwell Associates, Inc., a marketing consulting firm in Columbus, Ohio. Dr. Blackwell is also a director of Abercrombie & Fitch Co., Applied Industrial Technologies, Checkpoint Systems, Inc., The Flex-Funds, Intimate Brands, Inc., Max & Erma's Restaurants, Inc., and Worthington Foods, Inc.. Mr. Blackwell is a member of the Compensation Committee.

TONY C. CANONIE, JR.

    Mr. Canonie, 50, has been a Director of the Company since June 1996. Since 1990, Mr. Canonie has served as Chief Executive Officer of Canonie Ventures Inc., a venture capital and advisory services firm specializing in the waste industry. From 1989 to 1990, Mr. Canonie served as Chief Executive Officer of Grace Environmental Inc., a subsidiary of W.R. Grace & Co. Mr. Canonie is a member of the Compensation Committee.

RUSSELL M. GERTMENIAN

    Mr. Gertmenian, 49, has been a Director of the Company since June 1996. Mr. Gertmenian has been a partner of Vorys, Sater, Seymour and Pease since 1979 and currently serves as a member of such firm's Executive Committee. Mr. Gertmenian is a director of Liqui-Box Corporation, a manufacturer of flexible plastic packaging systems. Mr. Gertmenian is a member of the Audit Committee.

J.F. KEELER, JR.

    Mr. Keeler, 56, has been a Director of the Company since June 1996. Mr. Keeler is President, Chief Executive Officer and Chairman of the Board of The Fishel Company, a national utilities construction firm, which he first joined in 1967. Mr. Keeler is a director of Bank One, N.A. and serves on the Board of Directors of the Columbus Chamber of Commerce. Mr. Keeler is a member of the Audit and Compensation Committees.

RECOMMENDATION AND VOTE

    Under Ohio law and the Company's Code of Regulations, the six nominees for election to the Board of Directors receiving the greatest number of votes will be elected.

    Common Shares represented by the accompanying proxy card will be voted FOR the election of the above nominees unless authority to vote for one or more nominees is withheld. Shareholders may withhold authority to vote for the entire slate as nominated or, by writing the name of one or more nominees in the space provided in the proxy card, withhold the authority to vote for such nominee or nominees. Common Shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted toward the election of directors, or toward the election of the individual nominees specified on the form of proxy.

    YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF ITS NOMINEES FOR DIRECTORS, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

COMMITTEES AND MEETINGS OF THE BOARD

    The Board of Directors held one regularly scheduled or special meeting during the fiscal year ended September 30, 1996 (the "1996 fiscal year"). The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. Each current member of the Board attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of the committees on which he or she served during the 1996 fiscal year or, in the case of Messrs. Blackwell, Canonie, Gertmenian and Keeler, during the period in which each was a director.

    AUDIT COMMITTEE. The Audit Committee reviews and approves the scope and results of any outside audit of the Company and the fees therefor and makes recommendations to the Board of Directors or management concerning auditing and accounting matters and the selection of outside auditors. The Audit Committee did not meet during the 1996 fiscal year.

    COMPENSATION COMMITTEE. The Compensation Committee reviews, considers and acts upon matters of salary and other compensation and benefits of all executive officers and certain other employees of the Company, as well as acts upon all matters concerning, and exercises such authority as is delegated to it under the provisions of, any benefit, retirement or pension plan maintained by the Company for the benefit of such executive officers or other employees. The Compensation Committee met once during the 1996 fiscal year.

COMPENSATION OF DIRECTORS

    Directors who are officers or associates of the Company receive no additional compensation for their services as members of the Board of Directors or as members of Board committees. Directors who are not officers or associates of the Company are paid a quarterly fee of $1,500, as well as additional fees of $1,000 for each meeting of the Board or of a Board committee attended by such Director. The Company's Directors are reimbursed for their out-of-pocket expenses incurred in connection with their service as directors, including travel expenses. In addition, pursuant to the Company's 1996 Incentive Stock Plan, each Director receives an annual option to purchase 2,000 Common Shares.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table shows, for the fiscal years ended September 30, 1996 and 1995, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer during the 1996 fiscal year and the four other most highly compensated executive officers of the Company (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                       -------------
                                                                      ANNUAL            SECURITIES
                                                                   COMPENSATION         UNDERLYING
                                                             ------------------------    OPTIONS/        ALL OTHER
NAME AND PRINCIPAL POSITION                     FISCAL YEAR    SALARY       BONUS        SARS (1)     COMPENSATION (2)
----------------------------------------------  -----------  ----------  ------------  -------------  ----------------
Gerald G. Mercer .............................        1996   $  706,667  $    593,424       40,000       $    4,499
  Chairman of the Board,                              1995      826,376     1,161,333       --                6,022
  President and Chief
  Executive Officer
Eric P. Roy ..................................        1996      181,333       157,630       20,000           56,615
  Executive Vice President,                           1995      129,332       167,646       --               59,363
  Chief Financial Officer and
  Chief Operating Officer
Glenn M. Miller ..............................        1996      156,333       168,823       15,000          145,107
  Vice President, Operations                          1995      129,332       235,681       --              146,787
Charles A. Renusch (3) .......................        1996      156,333       155,331       15,000          143,884
  Vice President, Sales                               1995      129,332       201,232       --              147,173
Guy S. King ..................................        1996      156,333       133,114       15,000           27,895
  Vice President, Sales                               1995      129,332       144,857       --               31,380

------------------------

(1) These numbers represent options for Common Shares granted pursuant to the Company's 1996 Incentive Stock Plan. See the table under "OPTION GRANTS IN LAST FISCAL YEAR" for more detailed information on such options.

(2) "All Other Compensation" for the Named Executive Officers consists of amounts contributed by the Company to the accounts of the Named Executive Officers under the Savings Plan (as defined below) and, except with respect to Mr. Mercer, amounts paid pursuant to certain deferred compensation agreements, which were terminated in connection with the Company's initial public offering in June 1996. See "--Section 401(k) Savings Plan" and "Certain Relationships and Related Party Transactions--Deferred Compensation Agreements."

(3) Mr. Renusch retired from the Company effective as of December 1, 1996.

GRANTS OF OPTIONS

    The following table sets forth information concerning individual grants of options made during the 1996 fiscal year to each of the Named Executive Officers. The Company has never granted stock appreciation rights.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                             POTENTIAL
                                                                                                             REALIZABLE
                                                                                                          VALUE AT ASSUMED
                                                                                                          ANNUAL RATES OF
                                                            % OF                                               STOCK
                                           NUMBER OF       TOTAL                                         PRICE APPRECIATION
                                          SECURITIES      OPTIONS                                         FOR OPTION TERM
                                          UNDERLYING     GRANTED TO    EXERCISE                                 (1)
                                            OPTIONS     EMPLOYEES IN     PRICE                           ------------------
NAME                                      GRANTED (#)   FISCAL YEAR    ($/SHARE)    EXPIRATION DATE       5% ($)   10% ($)
----------------------------------------  -----------   ------------   ---------   -----------------     --------  --------
Gerald G. Mercer........................     6,300(2)       1.2%        $15.95         July 11, 2001     $ 27,762  $ 61,347
                                            33,700(2)       6.4          14.50         July 11, 2006      307,309   778,782
Eric P. Roy.............................    20,000(2)       3.8          14.50         July 11, 2006      182,379   462,185
Glenn M. Miller.........................    15,000(2)       2.8          14.50         July 11, 2006      136,785   346,639
Charles A. Renusch......................    15,000(2)       2.8          14.50         March 1, 1997(3)     6,344    12,688
Guy S. King.............................    15,000(2)       2.8          14.50         July 11, 2006      136,785   346,639

------------------------

(1) The amounts reflected in this table represent certain assumed rates of appreciation only. Actual realized values, if any, on option exercises will be dependent on the actual appreciation of the Common Shares of the Company over the term of the options. There can be no assurances that the Potential Realizable Values reflected in this table will be achieved.

(2) These options were granted under the Company's 1996 Incentive Stock Plan. All of such options are fully vested. At the discretion of the Compensation Committee, such options may have stock-for-stock exercise and tax withholding features, which allow the holders, in lieu of paying cash for the exercise price and any tax withholding, to have the Company commensurably reduce the number of Common Shares to which the holders would otherwise be entitled upon exercise of such options.

(3) Expires March 1, 1997 which is 90 days after Mr. Renusch's retirement date.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to options exercised during the 1996 fiscal year and unexercised options held as of the end of the 1996 fiscal year by each of the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                                         VALUE OF
                                                                                                        UNEXERCISED
                                                                                                       IN-THE-MONEY
                                    NUMBER OF                              NUMBER OF SECURITIES           OPTIONS
                                   SECURITIES                               UNDERLYING OPTIONS        AT FISCAL YEAR
                                   UNDERLYING                             AT FISCAL YEAR END (#)        END ($)(1)
                                     OPTIONS        VALUE REALIZED    ------------------------------  ---------------
NAME                              EXERCISED (#)           ($)         EXERCISABLE    UNEXERCISABLE      EXERCISABLE
------------------------------  -----------------  -----------------  -----------  -----------------  ---------------
Gerald G. Mercer..............         --                 --              40,000          --                --
Eric P. Roy...................         --                 --              20,000          --                --
Glenn M. Miller...............         --                 --              15,000          --                --
Charles A. Renusch............         --                 --              15,000          --                --
Guy S. King...................         --                 --              15,000          --                --


NAME                              UNEXERCISABLE
------------------------------  -----------------
Gerald G. Mercer..............         --
Eric P. Roy...................         --
Glenn M. Miller...............         --
Charles A. Renusch............         --
Guy S. King...................         --

------------------------

(1) "Value of Unexercised In-the-Money Options at Fiscal Year End" is based upon the fair market value of the Company's Common Shares on September 30, 1996 ($14.25) less the exercise price of in-the-money options at the end of the 1996 fiscal year. None of such options was in-the-money at fiscal year end.

SECTION 401(K) SAVINGS PLAN

    The Company maintains a defined contribution savings plan which is intended to qualify under Section 401(k) of the Code (the "Savings Plan"). Under the terms of the Savings Plan, all associates who have worked a minimum of six months for the Company may contribute up to 15% of their annual earnings to the Savings Plan. The Company may elect, in its discretion, to make a matching contribution to the Savings Plan. Currently, the Company's annual matching contributions under the Savings Plan do not exceed 3% of total compensation. In addition, the Company may elect, in its discretion, to make profit-sharing contributions on behalf of eligible associates.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    LEASE OF COMPANY HEADQUARTERS

    The Company subleases approximately 85,000 square feet of office, warehouse and hangar space in Columbus, Ohio (including the Company's headquarters) pursuant to a sublease agreement dated July 1, 1996 with Mr. Mercer. The Company utilizes 73,000 square feet and subleases the remainder to unaffiliated third parties. Pursuant to the sublease agreement, the Company pays base rent of $75,000 per month and makes additional payments, on behalf of Mr. Mercer, to the Columbus Airport Authority of approximately $9,500 for use of the land upon which the facility is located. The sublease expires on July 30, 2004. Prior to the effective date of the current lease, the Company leased the facility from Mr. Mercer under a previous lease agreement dated June 29, 1988, pursuant to which the Company paid annual base rent of $10.28 per square foot plus operating expenses which were approximately an additional $2.41 per square foot. The Company paid rent of approximately $887,000 in fiscal year 1996 to Mr. Mercer. The Company believes that the terms of this sublease are no less favorable to the Company than those reasonably available from unrelated third parties for comparable space.

    STOCK PURCHASE AGREEMENTS

    On April 1, 1994, the Company entered into Stock Purchase Agreements with seven executive officers, including each of the Named Executive Officers other than Mr. Mercer, pursuant to which the executive officers purchased an aggregate of 1,484,908 Common Shares for an aggregate purchase price of approximately $364,000, which was paid by the delivery of promissory notes from the executive officers. Pursuant to the terms of the Stock Purchase Agreements, the executive officers could not sell their respective Common Shares to any party other than the Company. In the event of certain triggering events, such as termination, death or disability, the Company was obligated to purchase the Common Shares held by a particular executive officer at a price ranging from the net book value of the Common Shares held, if less than the original amount paid, to the appreciation in the book value of the Company from the date the Common Shares were issued to the date of such triggering event. The Stock Purchase Agreements provided that in the event the Company were to sell all or substantially all of its assets, or if a majority of its voting stock were to be sold or otherwise disposed of by its shareholders, prior to such a triggering event, the executive officer would receive the fair market value of his Common Shares. As amended, the Stock Purchase Agreements provided that upon the initial public offering of the Common Shares the redemption provisions would become inapplicable, and the executive officers would be able to sell their Common Shares without limitation, subject to the certain restrictions imposed by the Securities Act of 1933, as amended (the "Securities Act"), and by the underwriters of the initial public offering.

    Upon the closing of the Company's initial public offering on June 5, 1996, the Stock Purchase Agreements were terminated, and the promissory notes were fully repaid.

    DEFERRED COMPENSATION AGREEMENTS

    Between 1986 and 1991, the Company entered into Deferred Compensation Agreements with seven executive officers, including all of the Named Executive Officers other than Mr. Mercer. Pursuant to the Deferred Compensation Agreements, the Company was obligated to pay these executive officers a certain percentage of the increase in the Company's net book value. The accrual of benefits under the Deferred Compensation Agreements was frozen as of March 31, 1994, in connection with the execution of the Stock Purchase Agreements. Distributions since such date were based on the net book value of the Company as of March 31, 1994.

    In connection with the Company's initial public offering, the seven executive officers agreed to forego their remaining deferred compensation payments in the aggregate amount of $3.7 million. The Deferred Compensation Agreements were terminated as of June 5, 1996 upon the closing of the initial public offering.

    FLOAT CONTROL, INC./CHEXS PARTNERSHIP

    On October 24, 1996, the Company acquired Float Control, Inc., which was a company owned by eight executive officers of the Company and two other individuals of the Company and which owned an interest in The Check Exchange System Company (the "CHEXS Partnership"), in a merger transaction. Following such merger, the Company currently owns 19% of the CHEXS Partnership, Littlewood, Shain and Company, an unaffiliated third party, owns 11%, and affiliates of The Huntington National Bank own the remaining interests. The CHEXS Partnership operates a national net settlement switch utilized by members of the National Clearing House Association (the "NCHA"), which the CHEXS Partnership helped to found. The national net settlement switch operates as a clearinghouse for NCHA member banks, pursuant to which such banks are able to settle transactions with other NCHA members by utilizing the switch rather than having to maintain a separate account with each such member. Canceled bank checks which are settled through the NCHA typically are routed through the Company's air transportation system.

    Pursuant to the merger agreement, Messrs. Mercer, Roy, Miller, Renusch and King and Messrs. Lincoln L. Rutter, Kendall W. Wright and William R. Sumser, all of whom are executive officers of the Company, received Common Shares of the Company having a fair market value at the time of the merger of $1,424,994, $74,089, $176,690, $122,550, $42,743, $42,743, $42,743 and $19,949,
respectively, in exchange for their shares of Float Control, Inc. In determining the value of the shares of Float Control, Inc., the Company utilized an evaluation of the value of the CHEXS Partnership prepared by an unaffiliated third party evaluation firm. The Company believes that the terms of the merger were fair to the Company and were no less favorable to the Company than those reasonably available from unrelated third parties.

    COMPANY GUARANTY OF PERSONAL DEBT

    Prior to its initial public offering, the Company guaranteed a five-year bank loan from NBD Bank to Mr. Mercer, the Company's Chairman, President and Chief Executive Officer, and his wife Adele Mercer, which loan was collateralized by the Company's facilities in Columbus, which Mr. Mercer owns and leases to the Company. The highest outstanding balance guaranteed by the Company during the 1996 fiscal year was $800,000. The Company's guaranty was terminated prior to the closing of the initial public offering on June 5, 1996.

    INDEMNIFICATION AGREEMENTS

    In connection with the Company's initial public offering, the Company's pre-existing shareholders, including each of the Named Executive Officers and certain other executive officers of the Company, agreed to indemnify the Company for any corporate level federal income taxes which might be imposed upon the Company for any period prior to the termination of the Company's S Corporation status at the time of the closing of the initial public offering in June 1996. As an S Corporation, the Company was not subject to federal income taxes at the corporate level, and the Company has no reason to believe that any such corporate level federal taxes will be imposed for any such period.

    In addition, Mr. Mercer has agreed to indemnify the Company with respect to certain environmental liabilities with respect to underground storage tanks on a Michigan property formerly owned by Mr. Mercer and leased to the Company. The Company ceased its operations at this property in 1988, at which time Mr. Mercer sold the property to an unaffiliated third party. The aggregate amount of any such liabilities is estimated by the Company to be less than $100,000.

    DWARF LEASING

    Between January 1992 and February 1996, the Company leased four light twin engine aircraft from Dwarf Leasing, Inc., a corporation owned by Glenn M. Miller, Eric P. Roy, Guy S. King, Kendall W. Wright and William R. Sumser, who are executive officers of the Company. In fiscal 1995, the Company purchased two of such aircraft and, in February 1996, purchased the remaining aircraft. The total purchase price of such aircraft was $455,000. The Company believes that the terms of such leases and such purchases were no less favorable than those reasonably available from unaffiliated third parties.

    PEDIA PALS, INC.

    Pedia Pals, Inc. is a company which is engaged in the development of children-friendly medical devices for use in pediatrics and which is owned, in part, by certain of the Company's executive officers. In fiscal 1996, the Company loaned Pedia Pals, Inc. an aggregate of $300,000 for general working capital purposes, which amount bore interest at the prime rate set by NBD Bank and which amount was repaid in full prior to the closing of the Company's initial public offering on June 5, 1996.

    LOANS TO CERTAIN EXECUTIVE OFFICERS

    Prior to the Company's initial public offering, the Company provided Mr. Mercer a revolving credit facility to cover personal items paid on behalf of Mr. Mercer by the Company, including charges for fuel, maintenance and insurance for personal aircraft. The facility bore interest equal to the Company's cost of funds. In fiscal 1996, the highest balance outstanding with respect to this credit facility was $1,052,000. Mr. Mercer repaid the outstanding balance in full upon the closing of the initial public offering.

    In addition, during the 1996 fiscal year the Company paid for certain renovations of the Columbus, Ohio facility, which is owned by Mr. Mercer and leased to the Company. The total amount of such renovations was $775,000, which was included as part of the revolving credit facility described above. Mr. Mercer reimbursed the Company for such expenditures, plus interest at a floating rate approximately equal to the Company's borrowing costs, upon the closing of the Company's initial public offering. Following such renovations, the Company's lease payments to Mr. Mercer were increased to reflect the expansion of and improvements to the Company's facility. See "--Lease of Company Headquarters."

    The Company loaned Glenn M. Miller $150,000 on December 11, 1995 in connection with Mr. Miller's purchase of a piece of property for private use. The loan to Mr. Miller, which was unsecured, matured on December 31, 1997 and bore interest at the prime rate, as determined by NBD Bank. Mr. Miller repaid $75,000 of such loan on December 29, 1995 and repaid the balance in connection with the closing of the Company's initial public offering in June 1996.

    NCI PARTNERS

    NCI Partners is a partnership of all of the Company's executive officers except Messrs. Mercer and Strench. The partnership was formed pursuant to a succession plan to assure that the Company would continue under current management in the event of the deaths of Mr. Mercer and his wife, Adele Mercer. Therefore, on December 7, 1992, the partnership acquired life insurance policies on Mr. Mercer and his wife in the aggregate amount of $40.0 million, with the partnership as the sole beneficiary. Proceeds from the life insurance policies would be used to acquire the Common Shares owned by Mr. Mercer from the Mercers' estate. Premiums for these life insurance policies in the aggregate amount of approximately $65,000 per year have been paid by the Company and subsequently reimbursed by NCI Partners. In connection with the Company's initial public offering, NCI Partners reimbursed the Company for all such premiums, NCI Partners was dissolved and the policies were canceled.

PERFORMANCE GRAPH

    The following line graph compares the percentage change in the Company's cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the price of the Company's Common Shares at the end and the beginning of the measurement period; by (ii) the price of the Company's Common Shares at the beginning of the measurement period) against the cumulative return of the Russell 2000 and of the NASDAQ Combined Transportation Index for the period from May 30, 1996 to September 30, 1996. The Company's Common Shares became registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on May 30, 1996. The comparison assumes $100 was invested on May 30, 1996 in the Company's Common Shares and in each of the foregoing indices and assumes reinvestment of dividends.

                             RETURN TO SHAREHOLDERS
                           REINVESTMENT OF DIVIDENDS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              AIRNET SYSTEMS, INC.     RUSSELL 2000     NASDAQ COMBINED TRANSPORTATION INDEX
5/30/1996                        100              100                                      100
9/30/1996                      101.8             96.1                                     93.1

REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THIS REPORT AND THE GRAPH SET FORTH ABOVE UNDER "ELECTION OF DIRECTORS--PERFORMANCE GRAPH" SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

    The Compensation Committee of the Board of Directors of the Company (the "Committee") is comprised of three outside directors, none of whom is or was formerly an officer of the Company. During the 1996 fiscal year, none of the Company's executive officers served on the board of any entity of which a Committee member was an executive officer or on the compensation committee of any entity of which any director of the Company was an executive officer. The Committee has retained outside legal counsel.

ROLE OF THE COMPENSATION COMMITTEE

    Prior to the Company's initial public offering, which was consummated on June 5, 1996, the Company had no Compensation Committee, and decisions concerning compensation of executive officers of the Company were made by the Company's Chief Executive Officer. Following the initial public offering, the Committee undertook the oversight responsibility for the Company's executive compensation program. However, with respect to the 1996 fiscal year a significant portion of the executive compensation packages of the Company's executive officers were subject to arrangements and understandings made prior to the Company's initial public offering.

    In general, the Company's compensation program for executive officers consists of three main elements: a base salary, a discretionary bonus and periodic grants of stock options. The Committee believes that it is important to pay competitive salaries but also to make a high proportion of the executive officers' total compensation at risk in order to cause the executive officers to focus on both the short and long-term interests of the Company's shareholders. Therefore, the bonus (which permits individual performance to be recognized on an annual basis, and which is based, in part, on an evaluation of the contribution made by the executive officer to Company performance) and stock option grants (which directly tie the executive officer's long-term remuneration to stock price appreciation realized by the Company's shareholders) are important components of the overall compensation package.

    BASE SALARY

    Base salary is reviewed annually and may be adjusted on individual performance, business unit performance and industry analysis and comparisons. To date, the Committee has not utilized compensation consultants, but it may do so in future years to assist the Committee with respect to industry analysis and comparisons. With respect to the 1996 fiscal year, no specific weight was assigned to any of the factors mentioned above in determining 1996 base salaries for the Chief Executive Officer and the other executive officers.

    Prior to the Company's initial public offering, the Company had elected to be treated as an S Corporation under subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), for federal tax purposes and comparable state tax laws. As a result of the S Corporation election, the Company's pre-existing shareholders were taxed directly on the Company's income, whether or not such income was distributed, and the Company was not subject to federal income tax at the corporate level. As a result of the S Corporation status, the Company's executive officers, and particularly Mr. Mercer, received significant cash distributions in addition to sizable salaries and bonuses, as reflected in the Summary Compensation Table for the 1995 fiscal year.

    In connection with the Company's initial public offering, which occurred with only four months remaining in the Company's 1996 fiscal year, the Company's compensation arrangements with its executive officers were restructured to reduce the amount of cash compensation, particularly with respect to Mr. Mercer. In addition, the Company's S Corporation status terminated in connection with the initial public offering and the income distributions to the pre-existing shareholders therefore also ceased. Mr. Mercer, as the Company's Chief Executive Officer, recommended the base salaries for the executive officers for the remainder of the 1996 fiscal year, including a reduction of more than 50% for himself, at the time of the initial public offering, and the Compensation Committee accepted Mr. Mercer's recommendation.

    BONUS PLAN

    As described above, at the time of the initial public offering, the Company's compensation arrangements with its executive officers were restructured. At such time, it was determined that bonuses payable with respect to the 1996 fiscal year would not exceed 60% of annual base salaries based on the four months remaining in the Company's 1996 fiscal year upon the completion of the initial public offering.

    Based upon the considerations set forth below, none of which was assigned specific weight, the Compensation Committee determined to award bonuses to the Chief Executive Officer and each of the other executive officers, other than Mr. Strench, equal to the full 60% of annualized base salary for the remaining four months in the 1996 fiscal year. Mr. Strench joined the Company in April 1996, shortly before the initial public offering, and therefore did not participate in the significant pre-offering compensation package. For that reason and because of his superior performance since joining the Company, the Committee awarded Mr. Strench a bonus equal to the full 60% of his base salary for the entire period of his employment during the 1996 fiscal year.

    In awarding the full 60% bonuses, the Committee was persuaded by the following factors: (i) the Company successfully completed its initial public offering at $14 per share, the top end of the range, and the underwriters exercised their over-allotment option in full, thereby providing an additional $11.8 million in capital to the Company; (ii) simultaneously with the initial public offering, the Company was able to negotiate a new $50.0 million, unsecured credit facility with NBD Bank with a LIBOR funding option; (iii) the Company's stock price has remained steady following the initial public offering and the Company has met or exceeded published analyst projections since going public; and (iv) the Committee believes that the Company has developed and, to date, is successfully implementing a growth strategy which includes making acquisitions and developing the Company's small package division.

    STOCK OPTIONS

    The purpose of the Company's 1996 Incentive Stock Plan is to attract and retain key personnel and directors of the Company and to enhance their interest in the Company's continued success.

    The maximum number of Common Shares with respect to which awards may be granted under the 1996 Incentive Stock Plan is 1,150,000, and the maximum number which any of the Named Executive Officers may receive is 50,000. In connection with the initial public offering, the Committee granted 160,000 stock options to key employees, including the Named Executive Officers, as set forth in the Options Grants in Last Fiscal Year table. Of the 160,000 options granted, 98,900 were non-qualified stock options and 61,100 were incentive stock options. All of the options were granted at the closing sale price on the date of grant, as reported by the Nasdaq National Market, except for 6,300 incentive stock options granted to the Company's Chief Executive Officer, which were granted at 110% of the closing sale price on the date of grant, as reported by the Nasdaq National Market. These grants were based upon subjective analyses of each such key employee's function, salary, length of service, performance and value to the Company, as well as the recommendations of the Company's Chief Executive Officer, with no specific weighting given to any of such factors. With respect to Mr. Mercer and the other executive officers who were employed by the Company prior to the initial public offering and who, for the most part, took significant reductions in the cash portion of their compensation package as a result of the restructuring in connection with the initial public offering, the Committee believed that it was important to keep such executives incentivized to continue their performance on behalf of the Company and its shareholders.

    SECTION 162(M) COMPLIANCE

    Section 162(m) of the Code places certain restrictions on the amount of compensation in excess of $1,000,000 which may deducted for each executive officer. The Company intends to satisfy the requirements of Section 162(m) should the need arise.

                                          Submitted by the Compensation
                                          Committee
                                          of the Company:
                                          TONY C. CANONIE, JR., CHAIRMAN
                                          ROGER D. BLACKWELL
                                          J.F. KEELER, JR.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Ownership of and transactions in the Common Shares of the Company by executive officers, directors and persons who own more than 10% of the Common Shares are required to be reported to the SEC pursuant to Section 16 of the Securities Exchange Act of 1934. Based solely on a review of the copies of reports furnished to the Company and representations of certain executive officers and directors, the Company believes that during fiscal 1996 its officers, directors and greater than 10% beneficial owners complied with such filing requirements, except that Mr. Mercer inadvertently filed one report, relating to one transaction, after its due date.

                              INDEPENDENT AUDITORS

    The Board of Directors of the Company has appointed Ernst & Young LLP as the Company's independent auditors for the 1997 fiscal year. Ernst & Young LLP, a certified public accounting firm, has served as the Company's independent auditors since 1989.

    Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

    Proposals by shareholders intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than October 6, 1997, to be included in the Company's proxy, notice of meeting and proxy statement relating to such meeting and should be mailed to AirNet Systems, Inc., 3939 International Gateway, Columbus, Ohio 43219,
Attention: Secretary.

                                 OTHER BUSINESS

    The Board of Directors is aware of no other matter that will be presented for action at the 1997 Annual Meeting. If any other matter requiring a vote of the shareholders properly comes before the Annual Meeting, the persons authorized under management proxies will vote and act according to their best judgments in light of the conditions then prevailing.

                                 ANNUAL REPORT

    The Company's 1996 Annual Report to Shareholders containing audited financial statements for the 1996 fiscal year is being mailed to all shareholders of record with this Proxy Statement.

                                     [LOGO]

                      1997 ANNUAL MEETING OF SHAREHOLDERS
                              THE CONCOURSE HOTEL
                           4300 INTERNATIONAL GATEWAY
                                 COLUMBUS, OHIO
                                 (614) 237-2515
                          MARCH 6, 1997 AT 10:00 A.M.

                                     [LOGO]

                           AIRNET SYSTEMS, INC.

          PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
   THE COMPANY FOR ANNUAL MEETING OF THE SHAREHOLDERS TO BE HELD MARCH 6, 1997

Gerald G. Mercer and Eric P. Roy, or either of them, are hereby appointed proxies for the undersigned, with full power of substitution, to vote all the Common Shares of AirNet Systems, Inc. (the "Company") which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held on March 6, 1997, and at any adjournment thereof, as directed on the reverse side of this proxy card and, in their discretion, on any other matters (none known at the time of solicitation of this proxy) which may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and will be voted as specified on the reverse side hereof. If not specified, the shares represented by this proxy will be voted FOR proposal 1.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE HEREOF AND RETURN IT IN THE ENCLOSED ENVELOPE.



                                                                   -----------
                                                                   SEE REVERSE
                                                                       SIDE
                                                                   -----------


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                             FOLD AND DETACH HERE




                          ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                              AIRNET SYSTEMS, INC.


                                  MARCH 6, 1997
                                    10:00 A.M.


                                 CONCOURSE HOTEL
                            4300 INTERNATIONAL GATEWAY
                               COLUMBUS, OHIO 43219

     PLEASE MARK YOUR
/X/  VOTES AS IN THIS
     EXAMPLE.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AS DIRECTORS OF THE COMPANY.

------------------------------------------------------------------------------
           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.
------------------------------------------------------------------------------
                  FOR   WITHHELD
1.  Election of   / /      / /               Nominees:  Roger D. Blackwell
    Directors.                                          Tony C. Canonie, Jr.
                                                        Russell M. Gertmenian
                                                        J. F. Keeler, Jr.
For, except vote withheld from the following            Gerald G. Mercer
  nominee(s):                                           Eric P. Roy

--------------------------------------------


                                                YES       NO

2.  I plan to attend the Annual Meeting.        / /       / /

                     PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME BY AUTHORIZED OFFICERS. JOINT OWNERS SHOULD SIGN INDIVIDUALLY.

                     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS, DATED FEBRUARY 4, 1997, THE PROXY STATEMENT FURNISHED THEREWITH, AND THE ANNUAL REPORT OF THE COMPANY FOR
                     THE FISCAL YEAR ENDED SEPTEMBER 30, 1996. ANY PROXY HERETOFORE GIVEN TO VOTE THE COMMON SHARES WHICH THE UNDERSIGNED IS ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS IS HEREBY REVOKED.




                     ---------------------------------------------------------


                     ---------------------------------------------------------
                      SIGNATURE(S)                                  DATE


-------------------------------------------------------------------------------
                            FOLD AND DETACH HERE

                            AirNet Systems, Inc.


                   Please sign, date and return your proxy in the
                               enclosed envelope.